Exhibit 99

Dollar General Corporation Reports Second Quarter 2026 Results

Raises Financial Guidance for Fiscal Year 2026

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Dollar General Corporation (NYSE: DG) today reported financial results for its second quarter (13 weeks) ended July 31, 2026.

Second Quarter Fiscal Year 2026 Highlights

•	Net Sales Increased 5.2% to $11.3 Billion

•	Same-Store Sales Increased 3.5%

•	Operating Profit Increased 29.2% to $769.2 Million

•	Diluted Earnings Per Share (“EPS”) Increased 33.3% to $2.48

•	Year-to-Date Cash Flow From Operations of $1.5 Billion

•	Board of Directors Declares Quarterly Cash Dividend of $0.59 per share

“We are pleased with our second quarter performance, which included balanced topline growth, healthy operating margin expansion and strong double-digit EPS growth,” said Todd Vasos, Dollar General’s chief executive officer. “These results, which exceeded our expectations even before considering the benefit from tariff refunds after related reinvestments, are a testament to the strong execution, strategic direction, and continued dedication of our team. I want to thank our associates in our stores, distribution centers, private fleet and store support center for the work they do every day to fulfill our mission of Serving Others.”

“Our results reflect continued momentum across the business, including our fifth consecutive quarter of customer traffic growth and the sixth consecutive quarter of positive comparable sales growth across all four merchandising categories. This broad-based performance reflects the strength of our unique combination of value and convenience and the important role Dollar General plays in the communities we serve. As we move through the back half of the year, we remain confident in our strategy, our long-term financial framework and our ability to continue driving value for our customers, associates and shareholders.”

Second Quarter Fiscal Year 2026 Overview

Net sales increased 5.2% to $11.3 billion in the second quarter of fiscal 2026 compared to $10.7 billion in the second quarter of fiscal 2025. The net sales increase was driven by growth in same-store sales and positive sales contributions from new stores, partially offset by the impact of store closures. Same-store sales increased 3.5% compared to the second quarter of fiscal 2025, reflecting increases of 2.0% in customer traffic and 1.5% in average transaction amount. Same-store sales in the second quarter of fiscal 2026 included growth in each of the consumables, seasonal, home products, and apparel categories.

Gross profit as a percentage of net sales was 32.6% in the second quarter of fiscal 2026 compared to 31.3% in the second quarter of fiscal 2025, an increase of 127 basis points. This gross profit rate increase was primarily attributable to tariff refunds, a lower LIFO provision, and lower distribution costs; partially offset by increased markdowns and increased transportation costs. The Company estimates the gross margin benefit of tariff refunds, after related reinvestments, was approximately 81 basis points.

Selling, General and Administrative Expenses (“SG&A”) as a percentage of net sales were essentially flat year over year, at 25.8% in both the second quarter of fiscal 2026 and the second quarter of fiscal 2025. The primary expense that was higher as a percentage of net sales in the second quarter of 2026 was depreciation and amortization; offset by rent, which was lower as a percentage of sales.

Operating profit for the second quarter of fiscal 2026 increased 29.2% to $769.2 million compared to $595.4 million in the second quarter of fiscal 2025. The Company estimates the operating margin benefit of tariff refunds, after related reinvestments, was approximately 66 basis points.

Net interest expense for the second quarter of fiscal 2026 decreased 25.7% to $42.9 million compared to $57.7 million in the second quarter of fiscal 2025.

The effective income tax rate in the second quarter of fiscal 2026 was 24.2% compared to 23.5% in the second quarter of fiscal 2025. This higher effective income tax rate was primarily due to expired federal tax credits, partially offset by a reduced state effective tax rate.

The Company reported net income of $550.3 million for the second quarter of fiscal 2026, an increase of 33.8% compared to $411.4 million in the second quarter of fiscal 2025. Diluted EPS increased 33.3% to $2.48 for the second quarter of fiscal 2026 compared to diluted EPS of $1.86 in the second quarter of fiscal 2025, including an estimated benefit from tariff refunds, after related reinvestments, of approximately $0.25.

Merchandise Inventories

As of July 31, 2026, total merchandise inventories, at cost, were $6.6 billion compared to $6.6 billion as of August 1, 2025, a decrease of 2.7% on an average per-store basis.

Capital Expenditures

Total additions to property and equipment in the 26-week period ended July 31, 2026 were $758 million, including approximately: $414 million for improvements, upgrades, remodels and relocations of existing stores; $168 million for distribution and transportation-related projects; $133 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $31 million for information systems upgrades and technology-related projects.

During the second quarter of 2026, the Company opened 125 new stores in the United States and one new store in Mexico, remodeled 665 stores through Project Renovate and 711 stores through Project Elevate, and relocated 5 stores.

Share Repurchases

The Company intends to repurchase shares under its existing share repurchase program in the second half of the fiscal year ending January 29, 2027 (“fiscal 2026”). The Company’s total remaining authorization for future repurchases was $1.4 billion at the end of the second quarter of 2026. Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements and other factors. The authorization has no expiration date.

Dividend

On August 26, 2026, the Company’s Board of Directors declared a quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before October 20, 2026 to shareholders of record on October 6, 2026. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, excess debt capacity, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2026 Financial Guidance and Store Growth Outlook

The Company is raising its financial guidance to reflect its strong first half results and its improved outlook for the remainder of the year. The Company does not anticipate a material impact to its financial results from tariff refunds, after related reinvestments, in the second half of fiscal 2026. The Company now expects the following for fiscal 2026:

•	Net sales growth in the range of approximately 4.0% to 4.3%, compared to its previous expectation in the range of 3.7% to 4.2%

•	Same-store sales growth in the range of approximately 2.5% to 2.9%, compared to its previous expectation in the range of 2.2% to 2.7%

•	Diluted EPS in the range of approximately $7.80 to $8.00, compared to its previous expectation in the range of $7.20 to $7.45

o	Diluted EPS guidance includes the estimated benefit from tariff refunds, after related reinvestments, of approximately $0.25 in the second quarter of fiscal 2026

o	Diluted EPS guidance assumes an effective tax rate of approximately 24.5%

•	Share repurchases of up to $700 million

The Company continues to expect capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.4 billion to $1.5 billion.

The Company is also reiterating its plans to execute approximately 4,730 real estate projects in fiscal 2026, including opening approximately 450 new stores in the United States and approximately 10 new stores in Mexico, remodeling approximately 2,000 stores through Project Renovate, remodeling approximately 2,250 stores through Project Elevate, and relocating approximately 20 stores.

Conference Call Information

The Company will hold a conference call on August 27, 2026 at 8:00 a.m. CT/9:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and Donny Lau, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13761377. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through September 24, 2026, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13761377.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans, intentions or beliefs, including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Share Repurchases,” “Dividend” and “Fiscal Year 2026 Financial Guidance and Store Growth Outlook.”

A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “accelerate,” “aim,” “anticipate,” “assume,” “back half of the year,” “believe,” “beyond,” “can,” “committed,” “confident,” “continue,” “could,” “drive,” “estimate,” “expect,” “focus on,” “forecast,” “future,” “goal,” “guidance,” “intend,” “investments,” “likely,” “long-term,” “looking ahead,” “look to,” “may,” “model,” “moving toward,” “near-term,” “ongoing,” “opportunities,” “outcome,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospects,” “seek,” “should,” “subject to,” “target,” “uncertain,” “well-positioned,” “will,” “would,” or “years ahead,” and similar expressions that concern the Company’s outlook, long-term financial framework, strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions and estimates that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	economic factors, including but not limited to employment levels; inflation (and the Company’s ability to adjust prices sufficiently to offset the effect of inflation); pandemics; higher fuel and energy costs (including those related to the conflict in the Middle East); healthcare, housing and product costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government assistance programs or subsidies such as unemployment and food/nutrition assistance programs, student loan repayment forgiveness and economic stimulus payments; commodity rates; transportation, lease and insurance costs; wage rates (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including sustained higher import duties or tariffs on both products that we sell and those that we use in our business); the dynamic and uncertain tariff environment (including its impact on our profitability and on our customers’ response to price increases; and changes in laws and regulations and their effect on, as applicable, customer spending, confidence and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate and building costs), and the Company’s sales and profitability;

•	failure to achieve or sustain the Company’s strategies, initiatives and investments, including those relating to merchandising (including those related to non-consumable products), real estate and new store development, mature stores and store remodels (including Project Elevate), international expansion, store formats and concepts, digital, marketing, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, and DG Media Network;

•	competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, effective use of artificial intelligence, and alliances or other business combinations;

•	failure to timely and cost-effectively execute the Company’s real estate projects and timely meet its financial expectations, or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;

•	levels of inventory shrinkage and damages;

•	failure to successfully manage inventory balances and in-stock levels, as well as to predict customer trends, spending levels, or price sensitivity;

•	failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East) that prevents the Company from operating all or a portion of its business;

•	damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing, implementing or integrating new technology (including artificial intelligence);

•	a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory; increased fuel or transportation costs (including those related to conflict in the Middle East); issues related to supply chain disruptions or seasonal buying pattern disruptions; or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);

•	risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, increasing tariffs on imported goods, political uncertainty involving China, disruptive political events such as the conflict between Russia and Ukraine and the conflict in the Middle East, the dynamic and uncertain tariff environment (including the uncertainty regarding the exact timing and amount of any tariff refund payments), and port labor disputes/agreements);

•	natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East);

•	product liability, product recall or product safety, labeling or other product-related claims;

•	incurrence of material uninsured losses, excessive insurance costs or accident costs;

•	failure to attract, develop and retain qualified employees while controlling labor costs (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels), and other labor issues, including employee expectations and productivity and employee safety issues;

•	loss of key personnel or inability to hire additional qualified personnel, ability to successfully execute management transitions within the Company’s senior leadership, or inability to enforce non-compete agreements that we have in place with management personnel or enter into new non-compete agreements;

•	risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate at expected levels;

•	failure to protect the Company’s reputation;

•	seasonality of the Company’s business;

•	reliance on third parties in many aspects of the Company’s business;

•	deterioration in market conditions, including market disruptions, adverse conditions in the financial markets including financial institution failures, limited liquidity and interest rate increases, changes in the Company’s credit profile (including the Company’s current increased debt levels or any downgrade to the Company’s credit ratings), compliance with covenants and restrictions under the Company’s debt agreements, and the amount of the Company’s available excess capital;

•	impact of market and other factors on the volatility of the Company’s common stock price;

•	the impact of changes in or noncompliance with governmental regulations and requirements, including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages, salary levels and benefits (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); health and safety; real property; public accommodations; imports and customs; transportation; intellectual property; bribery and anti-corruption; climate change; and environmental compliance (including any required public disclosures related thereto), as well as tax laws and policies (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, the expiration of the Work Opportunity Tax Credit, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s overall effective tax rate, and uncertainty surrounding potential changes to the regulatory environment under the current U.S. administration;

•	developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;

•	new accounting guidance or changes in the interpretation or application of existing guidance;

•	the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and

•	such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of July 31, 2026, the Company’s 21,148 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	July 31,	August 1,	January 30,
	2026	2025	2026
ASSETS
Current assets:
Cash and cash equivalents	$1,589,590	$1,284,567	$1,138,501
Merchandise inventories	6,552,841	6,609,690	6,331,861
Income taxes receivable	75,422	81,728	17,158
Prepaid expenses and other current assets	564,058	422,694	410,283
Total current assets	8,781,911	8,398,679	7,897,803
Net property and equipment	6,623,844	6,398,049	6,398,589
Operating lease assets	11,150,429	11,262,298	11,072,500
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,082	1,199,700	1,200,050
Other assets, net	72,478	55,796	56,199
Total assets	$32,167,333	$31,653,111	$30,963,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$12,670	$19,326	$14,401
Current portion of operating lease liabilities	1,572,005	1,502,571	1,532,489
Accounts payable	4,349,548	3,970,610	4,051,592
Accrued expenses and other	1,314,165	1,197,867	1,263,296
Income taxes payable	16,677	11,292	99,357
Total current liabilities	7,265,065	6,701,666	6,961,135
Long-term obligations	4,558,145	5,725,776	4,565,881
Long-term operating lease liabilities	9,630,280	9,820,261	9,605,885
Deferred income taxes	1,120,887	1,127,793	1,038,863
Other liabilities	304,308	265,484	280,004
Total liabilities	22,878,685	23,640,980	22,451,768

Commitments and contingencies

Shareholders’ equity:
Preferred stock	-	-	-
Common stock	193,040	192,593	192,694
Additional paid-in capital	3,951,430	3,863,898	3,909,593
Retained earnings	5,132,541	3,949,306	4,398,466
Accumulated other comprehensive income (loss)	11,637	6,334	11,209
Total shareholders’ equity	9,288,648	8,012,131	8,511,962
Total liabilities and shareholders’ equity	$32,167,333	$31,653,111	$30,963,730

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	For the Quarter Ended
	July 31,	% of Net	August 1,	% of Net
	2026	Sales	2025	Sales
Net sales	$11,290,380	100.00%	$10,727,737	100.00
Cost of goods sold	7,609,459	67.40	7,366,069	68.66
Gross profit	3,680,921	32.60	3,361,668	31.34
Selling, general and administrative expenses	2,911,757	25.79	2,766,240	25.79
Operating profit	769,164	6.81	595,428	5.55
Interest expense, net	42,883	0.38	57,727	0.54
Income before income taxes	726,281	6.43	537,701	5.01
Income tax expense	175,966	1.56	126,275	1.18
Net income	$550,315	4.87%	$411,426	3.84

Earnings per share:
Basic	$2.49		$1.87
Diluted	$2.48		$1.86
Weighted average shares outstanding:
Basic	220,606		220,090
Diluted	221,505		220,854

	For the 26 Weeks Ended
	July 31,	% of Net	August 1,	% of Net
	2026	Sales	2025	Sales
Net sales	$22,077,345	100.00%	$21,163,716	100.00
Cost of goods sold	14,985,952	67.88	14,570,760	68.85
Gross profit	7,091,393	32.12	6,592,956	31.15
Selling, general and administrative expenses	5,683,713	25.74	5,421,415	25.62
Operating profit	1,407,680	6.38	1,171,541	5.54
Interest expense, net	90,121	0.41	122,331	0.58
Income before income taxes	1,317,559	5.97	1,049,210	4.96
Income tax expense	323,117	1.46	245,856	1.16
Net income	$994,442	4.50%	$803,354	3.80

Earnings per share:
Basic	$4.51		$3.65
Diluted	$4.49		$3.64
Weighted average shares outstanding:
Basic	220,477		220,038
Diluted	221,532		220,495

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the 26 Weeks Ended
	July 31,	August 1,
	2026	2025
Cash flows from operating activities:
Net income	$994,442	$803,354
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	548,310	509,609
Deferred income taxes	82,037	24,035
Noncash share-based compensation	61,213	52,977
Other noncash (gains) and losses	29,922	88,387
Change in operating assets and liabilities:
Merchandise inventories	(248,951)	44,667
Prepaid expenses and other current assets	(169,447)	(25,727)
Accounts payable	275,501	111,177
Accrued expenses and other liabilities	74,696	167,312
Income taxes	(140,944)	46,560
Other	(10,074)	(7,496)
Net cash provided by (used in) operating activities	1,496,705	1,814,855

Cash flows from investing activities:
Purchases of property and equipment	(758,450)	(693,918)
Proceeds from sales of property and equipment	4,168	2,424
Net cash provided by (used in) investing activities	(754,282)	(691,494)

Cash flows from financing activities:
Repayments of long-term obligations	(11,937)	(509,629)
Costs associated with issuance of debt	-	(487)
Payments of cash dividends	(260,307)	(259,718)
Other equity and related transactions	(19,090)	(1,536)
Net cash provided by (used in) financing activities	(291,334)	(771,370)

Net increase (decrease) in cash and cash equivalents	451,089	351,991
Cash and cash equivalents, beginning of period	1,138,501	932,576
Cash and cash equivalents, end of period	$1,589,590	$1,284,567

Supplemental cash flow information:
Cash paid for:
Interest	$112,731	$149,339
Income taxes	$382,267	$175,037
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$845,860	$859,724
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$146,552	$117,281

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Selected Additional Information

(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	July 31,	August 1,
	2026	2025	% Change
Consumables	$9,263,012	$8,819,919	5.0%
Seasonal	1,187,704	1,106,059	7.4%
Home products	536,574	511,842	4.8%
Apparel	303,090	289,917	4.5%
Net sales	$11,290,380	$10,727,737	5.2%

	For the 26 Weeks Ended
	July 31,	August 1,
	2026	2025	% Change
Consumables	$18,155,480	$17,456,599	4.0%
Seasonal	2,272,047	2,129,002	6.7%
Home products	1,059,552	1,019,018	4.0%
Apparel	590,266	559,097	5.6%
Net sales	$22,077,345	$21,163,716	4.3%

Store Activity

	For the 26 Weeks Ended
	July 31,	August 1,
	2026	2025
Beginning store count	20,893	20,594
New store openings	321	360
Store closings	(66)	(208)
Net new stores	255	152
Ending store count	21,148	20,746
Total selling square footage (000’s)	161,521	158,458
Growth rate (square footage)	1.9%	2.6%

Contacts

Investor Contact:

investorrelations@dollargeneral.com

Media Contact:

dgpr@dollargeneral.com